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                                                                   EXHIBIT 10.27

                       AMENDMENT TO EMPLOYMENT AGREEMENT

Between DSP Group Inc., DSP Semiconductors Ltd. and Igal Kohavi, hereby referred to as "The Executive." Effective date November 3, 1997.

1. In the event the Executive terminates the agreement without Good Reason or the Corporation terminates the agreement for Cause, no further payments shall be made and the Executive shall be subject to a one year prohibition against competition in addition to the customary prohibitions against disclosure of trade secretes.

2. The base compensation of the Executive shall be fixed at the commencement of each year, but shall not be subject to reduction during the term of the agreement.

3. Upon a change in control of the Corporation or if the agreement is terminated by the Executive for Good Reason or by the Corporation without Cause, all rights of the Executive under the contract would continue for two years and all options held by the Executive would accelerate and immediately vest and be exercisable in whole or in part at any time during the remaining two-year term of the agreement.

4. In the event of death or permanent disability of the Executive all options shall accelerate and immediately vest.

5. For purposes of these agreements, "Cause" would be defined as willful failure to perform the Executive's duties after notice and a reasonable opportunity to cure the breach or conviction of a felony.



           /s/ ELI AYALON                           /s/ IGAL KOHAVI
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DSP Group Inc.                           Igal KOHAVI



           /s/ ELI AYALON
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DSP Semiconductors Ltd.